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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-28072


                     West Coast Entertainment Corporation
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             (Exact name of registrant as specified in its charter)


             9998 Global Road, Philadelphia, PA 19115 (215) 856-2560
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)


                                 Not applicable
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)         [ X ]    Rule 12h-3(b)(1)(ii)        [   ]
     Rule 12g-4(a)(1)(ii)        [   ]    Rule 12h-3(b)(2)(i)         [   ]
     Rule 12g-4(a)(2)(i)         [   ]    Rule 12h-3(b)(2)(ii)        [   ]
     Rule 12g-4(a)(2)(ii)        [   ]    Rule 15d-6                  [   ]
     Rule 12h-3(b)(1)(i)         [   ]


     Approximate number of holders of record as of the certification or notice date:
         165



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     Pursuant to the requirements of the Securities Exchange Act of 1934, West
Coast Entertainment, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: January 22, 2001                WEST COAST ENTERTAINMENT CORPORATION,
                                      a Delaware corporation

                                      By:   /s/    Alan M. Jacobs
                                            ---------------------------
                                            Alan M. Jacobs,
                                            Co-Chief Executive Officer










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